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                       May 24, 2022

       Makoto Inoue
       Chief Executive Officer
       Orix Corporation
       World Trade Center Building
       2-4-1 Hamamatsu-cho, Minato-ku
       Tokyo 105-6135, Japan

                                                        Re: Orix Corporation
                                                            Form 20-F for the
fiscal period ending March 31, 2021
                                                            Filed June 29, 2021
                                                            File No. 001-14856

       Dear Mr. Inoue:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Finance